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                         SUB-ADMINISTRATION AGREEMENT

   Agreement dated as of July 1, 2005 by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Sub-Administrator") and Travelers Investment Adviser, Inc., a Delaware corporation, (the
"Administrator").

   WHEREAS, the Administrator has entered into an Administration Agreement, dated July 1, 2005, with The Travelers Series Trust, a Massachusetts business trust ("Administration Agreement"), concerning the provision of administrative services for those certain investment portfolios of The Travelers Series Trust identified on Schedule A hereto, as such Schedule A shall be amended from time to time (referred to herein as the "Fund");

   WHEREAS, the Administrator wishes to contract with the Sub-Administrator to provide certain administrative, accounting and compliance services with respect to the Fund, and the Sub-Administrator is willing to perform such services;

   NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Administrator and the Sub-Administrator as follows:

1. APPOINTMENT OF SUB-ADMINISTRATOR

   The Administrator hereby appoints the Sub-Administrator to act as sub-administrator to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

   In the event that the Administrator with respect to the Fund wishes to retain the Sub-Administrator to act as sub-administrator hereunder with respect to additional portfolios or funds ("Additional Funds"), hereinafter established by the Fund, the Sub-Administrator shall be notified in writing by the Administrator with respect to the Additional Fund. Upon written acceptance by the Sub-Administrator, such Additional Fund shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Fund) may be modified in writing by the Administrator and the Sub-Administrator at the time of the addition of the Additional Fund.

2. DELIVERY OF DOCUMENTS

   The Administrator will cause the Fund to promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:

   a.  The Fund's Declaration of Trust and by-laws;

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   b.  The Fund's currently effective registration statement under the
       Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act and the Fund's Prospectus(es) and Statement(s) of Additional Information relating to all portfolios and all amendments and supplements thereto as in effect from time to time;

   c. Certified copies of the resolutions of the Board of Trustees of the Fund (the "Board") authorizing (1) the Fund to enter into this Agreement and
       (2) certain individuals on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

   d. A copy of the investment advisory agreement between the Fund and its investment adviser; and

   e. Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3. REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

   The Sub-Administrator represents and warrants to the Administrator that:

   a. It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

   b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

   c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

   d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement; and

   e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4. REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

   The Administrator severally represents and warrants to the Sub-Administrator that:

   a. It is a corporation, duly organized, existing and in good standing under the laws of State of Delaware;

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   b.  It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

   c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

   d.  The Fund is an investment company properly registered under the 1940 Act;

   e. The Fund has filed a registration statement under the 1933 Act and the 1940 Act and the registration statement will be effective and remain effective during the term of this Agreement and that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made, if necessary;

   f. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement;

   g. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it; and

   h. As of the close of business on the date of this Agreement, the Fund is authorized to issue an unlimited number of shares of beneficial interest.

5. ADMINISTRATION SERVICES

   The Sub-Administrator shall provide the following services, subject to the control, supervision, authorization and direction of the Administrator and, in each case where appropriate, the review and comment by the Fund's auditors and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator:

   a. Prepare for review and approval by officers of the Fund financial information contained within the Fund's semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

   b. Coordinate the audit of the Fund's financial statements by the Fund's independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

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   c.  Prepare for review by an officer of the Fund the Fund's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and financial information required by Form N-1A, Form N-CSR and such other reports, forms or filings as may be mutually agreed upon;

   d. Prepare for review by an officer of the Fund annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Fund's expenses, review calculations of fees paid to the Fund's investment adviser, custodian, fund accountant, distributor, if any, and transfer agent, and obtain authorization of accrual changes and expense payments;

   e. Provide periodic testing of portfolios with respect to compliance with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and the Fund's prospectus limitations as may be mutually agreed upon, including quarterly compliance reporting to the Fund's officers as well as preparation of Board compliance materials;

   f.  Prepare and disseminate vendor survey information;

   g. Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

   h. Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by State Street;

   i. Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

   j. Consult with the Fund's officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of the Fund;

   k. Prepare agenda and background materials for Board and Committee meetings, make presentations at Board and Committee meetings where appropriate, prepare minutes and follow-up on matters raised at Board and Committee meetings and attend shareholder meetings and prepare minutes;

   l.  Prepare for filing with the SEC Form N-CSR;

   m.  File with the SEC Form N-PX;

   n.  Maintain general Board calendars and regulatory filings calendars;

   o.  Maintain copies of the Fund's charter and by-laws;

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   p.  Act as liaison to legal counsel to the Fund if desired and, where applicable, to legal counsel to the Fund's independent Board members;

   q. Assist in developing guidelines and procedures to improve overall compliance by the Fund;

   r. Assist the Fund in the handling of routine regulatory examinations and work closely with the Fund's legal counsel in response to any non-routine regulatory matters;

   s. Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

   t. Prepare performance information such as before and after-tax total returns;

   u. Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

   v.  Compute tax basis provisions for both excise and income tax purposes;

   w. Prepare each Fund's federal, state, and local income tax returns and extension requests for review by the Fund's independent accountants and execution by the Fund's treasurer; and file tax returns, including
       Form 1120-RIC, Form 8613 and Form 1099-MISC; Coordinate Form 1099-DIV mailings on the Form 1099-DIV;

   x. Review periodic income distribution calculations and annual minimum distribution calculations (income and capital gain) prior to their declaration; and

   y.  Supply the Fund with officers, as necessary.

   The Sub-Administrator shall perform such other services for the Fund that are mutually agreed to by the parties from time to time, for which the Fund will pay such fees as may be mutually agreed upon, including the Sub-Administrator's reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

   The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6. FEES; EXPENSES; EXPENSE REIMBURSEMENT

   The Sub-Administrator shall receive from the Administrator with respect to the Fund such compensation for the Sub-Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement. The fees are accrued daily and billed monthly and shall be

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due and payable promptly after receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Administrator shall reimburse the Sub-Administrator for its out-of-pocket costs incurred in connection with this Agreement, as may be agreed to by the parties from time to time.

   The Administrator agree promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Fund or the Administrator through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Fund's or on the Administrator's behalf or at the Fund's or the Administrator's request or with the Administrator's consent.

   The Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Sub-Administrator. Expenses to be borne by the Fund, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel's review of the Fund's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation and EDGAR filing, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Fund, other than employees of the Administrator; costs incidental to the preparation and EDGAR filing, printing and distribution of the Fund's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation (excluding preparation as provided in Section 5) and filing of the Fund's tax returns, Form N-1A or N-2, Form N-CSR, Form N-Q, Form N-PX and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services used in computing the Fund's net asset values.

   The Sub-Administrator is authorized to and may employ or associate with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7. INSTRUCTIONS AND ADVICE

   At any time, the Sub-Administrator may apply to any officer of the Fund or to the Administrator for instructions and may consult with its own legal counsel at its own expense or

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outside counsel for the Fund or the independent accountants for the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund or from the Administrator. Nothing in this paragraph shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8. LIMITATION OF LIABILITY AND INDEMNIFICATION

   The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers.

   The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator insofar as such loss, damage or expense arises from the performance of the Sub-Administrator's duties hereunder in reliance upon records that were maintained for the Fund by entities other than the Sub-Administrator prior to the Sub-Administrator's appointment as sub-administrator for the Fund.

   The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the bad faith, negligence, willful misconduct or reckless disregard of the duties and obligations of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, or consequential damages, of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement. In any event, for any liability or loss suffered by the Administrator on behalf of any Fund including, but not limited to, any liability relating to qualification of any Fund as a regulated investment company or any liability relating to the Fund's compliance with any federal or state tax or securities statute, regulation or ruling, the Sub-Administrator's liability under the Agreement shall be limited to such amount as may be agreed upon from time to time between the parties hereto.

   Except as may arise from the Sub-Administrator's bad faith, negligence, willful misconduct or reckless disregard of its duties and obligations under this Agreement, the Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

   The Administrator shall indemnify and hold the Sub-Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-

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Administrator's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by Administrator or the Fund, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own bad faith, negligence, willful misconduct or reckless disregard of their duties and obligations.

   The Administrator will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Administrator elects to assume the defense of any such suit and retain counsel, the Sub-Administrator or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Administrator shall have specifically authorized the retaining of such counsel or (ii) the Sub-Administrator shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

   The indemnification contained herein shall survive the termination of this Agreement.

9. CONFIDENTIALITY

   The Sub-Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Fund.

10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

   The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

   In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Sub-Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

11. SERVICES NOT EXCLUSIVE

   The services of the Sub-Administrator to the Fund are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund or the Administrator from time to time, have no authority to act or represent the Fund or the Administrator, respectively, in any way or otherwise be deemed an agent of the Fund or the Administrator.

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12. TERM, TERMINATION AND AMENDMENT

   (a) This Agreement shall become effective on the date first written above and shall remain in full force and effect until December 31, 2006 and shall automatically continue in full force and effect after such initial term unless either party terminates this Agreement by written notice to the other party at least sixty (60) days prior to the expiration of the initial term.

   (b) Either party may terminate this Agreement at any time after the initial term upon at least sixty (60) days' prior written notice to the other party. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund.

   (c) If this Agreement is terminated as to any Additional Fund, or if any such Additional Fund is closed, in each case within two (2) years of such Additional Fund being added to Schedule A, then the Administrator shall repay any previously waived minimum fees up to a maximum of $40,000 per year and/or prorated for the two year period to the Administrator.

   (d) Upon termination of this Agreement, the Administrator shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

   (e) This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13. NOTICES

   Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the
Administrator: 260 Madison Avenue, 11th Floor, New York, NY 10016 Attn:
Elizabeth M. Forget, fax: 212.413.4891, if to the Sub-Administrator: State Street Bank and Trust Company, P.O. Box 5049, Boston, MA 02206-5049, Attn: Fund Administration Legal Department, fax: 617-662-3805.

14. NON-ASSIGNABILITY

   This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party.

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15. SUCCESSORS

   This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

16. ENTIRE AGREEMENT

   This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17. WAIVER

   The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18. SEVERABILITY

   If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19. GOVERNING LAW

   This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20. REPRODUCTION OF DOCUMENTS

   This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21. FUND MATTERS

   The words "The Travelers Series Trust" and "Trustees" or "Board of Trustees" used herein refer respectively to the Fund created and the Trustees, as trustees of the Fund but not individually or personally acting from time to time under the respective Agreement and Declaration of Trust which is hereby referred to and the respective copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and at the principal

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office of the Fund. The obligations of "The Travelers Series Trust" entered into the name or on behalf thereof by any of the Trustees, officers, representatives or agents of the Fund are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Fund property, and all persons dealing with any class of shares of the Fund must look solely to the Fund's property belonging to such class for the enforcement of any claims against the Fund.

21. COUNTERPARTS

   This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

TRAVELERS INVESTMENT ADVISER, INC.       STATE STREET BANK AND TRUST COMPANY

By:    /s/ Elizabeth M. Forget           By:    /s/ Gary L. French
       --------------------------------         ------------------------------
Name:  Elizabeth M. Forget               Name:  Gary L. French
Title: President                         Title: Senior Vice President
Date:  July 1, 2005                      Date:  July 1, 2005

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                         SUB-ADMINISTRATION AGREEMENT

                                  SCHEDULE A
                              AS OF JULY 1, 2005

THE TRAVELERS SERIES TRUST
    1. AIM Capital Appreciation Portfolio
    2. MFS Total Return Portfolio
    3. Pioneer Strategic Income Portfolio
    4. Salomon Brothers Strategic Total Return Bond Portfolio
    5. Strategic Equity Portfolio
    6. Van Kampen Enterprise Portfolio

                                      13